Exhibit 99.2

TELUS INTERNATIONAL (CDA) INC.

2021 EMPLOYEE SHARE PURCHASE PLAN

I.                   PURPOSE OF THE PLAN

This 2021 Employee Share Purchase Plan is intended to promote the interests of TELUS International (Cda) Inc. by providing eligible employees with the opportunity to acquire a proprietary interest in the Company through accumulated Contributions. The Company intends for the Plan to have two (2) components: a component that is intended to qualify as an “employee share purchase plan” under Section 423 of the Code (the “423 Component”) and a component that is not intended to qualify as an “employee share purchase plan” under Section 423 of the Code (the “Non-423 Component”). The provisions of the 423 Component, accordingly, shall be construed to extend and limit Plan participation in a uniform and nondiscriminatory basis consistent with the requirements of Section 423 of the Code. In addition, this Plan authorizes the grant of a right to purchase Shares under the Non-423 Component that does not qualify as an “employee share purchase plan” under Section 423 of the Code; a right granted under the Non-423 Component shall provide for substantially the same benefits as a right granted under the 423 Component, except that a Non-423 Component purchase right may include features necessary to comply with applicable non-U.S. laws pursuant to rules, procedures or sub-plans adopted by the Plan Administrator. Except as otherwise provided herein or by the Plan Administrator, the Non-423 Component shall operate and be administered in the same manner as the 423 Component. Capitalized terms herein shall have the meanings assigned to such terms in the attached Appendix A.

II.                ADMINISTRATION OF THE PLAN

A.                The Plan shall be administered by the Plan Administrator. The Plan Administrator shall have full discretionary authority to interpret and construe any provision of the Plan, to construe, interpret and apply the terms of the Plan, to designate separate Offerings under the Plan, to determine which entities shall be Designated Affiliates for the 423 Component and the Non-423 Component, to determine eligibility, to adjudicate all disputed claims filed under the Plan (including making factual determinations), and to establish procedures that it deems necessary or advisable for the administration of the Plan (including, without limitation, to adopt such procedures, sub-plans and appendices to the enrollment agreement as are necessary or appropriate to permit the participation in the Plan by individuals who are foreign nationals or employed outside the U.S., the terms of which sub-plans and appendices may take precedence over other provisions of this Plan, with the exception of Section III, but unless otherwise superseded by the terms of such sub-plan or appendix, the provisions of this Plan shall govern the operation of such sub-plan or appendix). Unless otherwise determined by the Plan Administrator, the Eligible Employees eligible to participate in each sub-plan shall participate in a separate Offering under the 423 Component, or if the terms would not qualify under the 423 Component, in the Non-423 Component, in either case unless such designation would cause the 423 Component to violate the requirements of Section 423 of the Code. Without limiting the generality of the foregoing, the Plan Administrator is specifically authorized to adopt rules and procedures regarding eligibility to participate, the definition of Cash Earnings, handling of Contributions, making of Contributions to the Plan (including, without limitation, in forms other than payroll deductions), establishment of bank or trust accounts to hold Contributions, payment of interest, conversion of local currency, obligations to pay payroll tax, determination of beneficiary designation requirements, withholding procedures and the handling of share certificates that vary with applicable local requirements.

The Plan Administrator is also authorized to determine that, to the extent permitted by U.S. Treasury Regulation Section 1.423-2(f), the terms of a purchase right granted under the Plan or an Offering to citizens or residents of a non-U.S. jurisdiction may be less favorable than the terms of purchase rights granted under the Plan or the same Offering to employees resident solely in the United States. Decisions of the Plan Administrator shall be final, binding and conclusive on all parties having an interest in the Plan. Subject to Applicable Law, the Plan Administrator may, in its discretion, from time to time, delegate all or any part of its responsibilities and powers under the Plan to any employee or group of employees of the Company or any Participating Company and revoke any such delegation. Notwithstanding the foregoing, the Board, in its absolute discretion, may at any time and from time to time exercise any and all rights, duties and responsibilities of the Plan Administrator under the Plan, including, but not limited to, establishing procedures to be followed by the Plan Administrator.

B.                 The Record Keeper shall operate and administer Participant accounts as directed by the Plan Administrator and the Participant in accordance with this Plan and Applicable Law. The Record Keeper shall keep or cause to be kept such records and open and maintain accounts in the names of the Participants as may be necessary or appropriate for the efficient and effective administration of the Plan.

III.             SHARES SUBJECT TO PLAN

A.                The Shares purchasable under the Plan shall be authorized, but unissued or reacquired Shares, including Shares purchased on the open market. The maximum number of Shares reserved for issuance over the term of the Plan shall not exceed 5,328,891 Shares, which limit was submitted to shareholders for approval and was approved by the shareholders on January 25, 2021.

B.                 In the event of any of the following transactions affecting the Shares: any stock split, stock dividend, recapitalization, combination of shares, exchange of shares, or other similar change affecting the outstanding Shares, or a merger, consolidation, acquisition of property or shares, spin-off, other distribution of shares or property (including any extraordinary cash or stock dividend), or liquidation or other similar event affecting the Company or a subsidiary of the Company, then equitable adjustments shall be made to (i) the maximum number and class of securities issuable under the Plan, (ii) the maximum number and class of securities purchasable per Participant on any one (1) Purchase Date, (iii) the maximum number and class of securities purchasable in total by all Participants on any one (1) Purchase Date, and (iv) the number and class of securities and the price per share in effect under each outstanding purchase right. The adjustments shall be made in such manner as the Plan Administrator deems appropriate in order to prevent the dilution or enlargement of benefits under the outstanding purchase rights, and such adjustments shall be final, binding and conclusive on the holders of those rights.

2

IV.             OFFERING PERIODS

A.                Shares shall be offered for purchase under the Plan through a series of concurrent offering periods until such time as (i) the maximum number of Shares available for issuance under the Plan shall have been purchased or (ii) the Plan shall have been sooner terminated.

B.                 Each offering period shall be of such duration (not to exceed twenty-four (24) months) as determined by the Plan Administrator prior to the start date of such offering period. Unless otherwise determined by the Plan Administrator, offering periods shall commence at semiannual intervals on the first Trading Day of January and July each year over the term of the Plan, and accordingly, two (2) separate offering periods shall commence in each calendar year the Plan remains in existence. Unless otherwise determined by the Plan Administrator prior to the start of such offering period, each offering period shall have a maximum duration of six (6) months and a minimum duration of up to three (3) months.

C.                 Each offering period shall consist of a series of one (1) or more successive Purchase Intervals. Unless otherwise determined by the Plan Administrator, Purchase Intervals shall run from the first Trading Day in January to the last Trading Day in June each year and from the first Trading Day in July each year to the last Trading Day in December in the following year. Each offering period will consist of one (1) Purchase Interval, unless the duration of that offering period exceeds six (6) months.

V.                ELIGIBILITY; ENROLLMENT

A.                Each individual who is an Eligible Employee on the start date of any offering period under the Plan may enter that offering period on such start date. However, an Eligible Employee may participate in only one (1) offering period at a time.

B.                 An Eligible Employee must, in order to participate in the Plan for a particular offering period, enroll with the Record Keeper online in the manner and through the website designated by the Company, elect to have Contributions made on each pay day during the offering period (in the form of payroll deductions or otherwise, to the extent permitted by the Plan Administrator and Applicable Law) and file with the Plan Administrator (or its designate) or the Record Keeper any forms prescribed by it, on or before the start date of that offering period.

C.                 With respect to each succeeding offering period, a Participant shall be deemed to have (i) elected to participate in such immediately succeeding offering period and (ii) authorized the same form of Contributions for such immediately succeeding offering period as was in effect for the Participant immediately prior to the commencement of such succeeding offering period, unless (1) such Participant elects otherwise prior to the start date of such succeeding offering period in accordance with Section VI.A, (2) such Participant withdraws from the Plan prior to the commencement of such succeeding offering period in accordance with Section VII.H or (3) on the start date of such succeeding offering period, such Participant is no longer an Eligible Employee.

D.                Eligible Employees who are citizens or residents of a non-U.S. jurisdiction (without regard to whether they also are citizens or residents of the United States or resident aliens (within the meaning of Section 7701(b)(1)(A) of the Code)) may be excluded from participation in the Plan or an Offering if the participation of such Eligible Employee is prohibited under the laws of the applicable jurisdiction or if complying with the laws of the applicable jurisdiction would cause the Plan or an Offering to violate Section 423 of the Code. In the case of the Non-423 Component, an Eligible Employee may be excluded from participation in the Plan or an Offering if the Plan Administrator has determined that participation of such Eligible Employee is not advisable or practicable.

3

VI.             CONTRIBUTIONS

A.                The Contributions authorized by the Participant for purposes of acquiring Shares during an offering period may be any multiple of one percent (1%) of the Cash Earnings paid to the Participant during each Purchase Interval within that offering period, up to a maximum of fifteen percent (15%). The rate of Contribution so authorized shall continue in effect throughout the offering period, except to the extent such rate is changed in accordance with the following guidelines:

(i)                 Using the online authorization process with the Record Keeper designated for this purpose by the Company in accordance with Section V.B, the Participant may, at any time during the offering period, reduce his or her rate of Contribution to become effective on the later of (a) the day that is three (3) months after the date such online authorization was given and (b) the start date of the first Purchase Interval following the date such online authorization was given. The Participant may not, however, effect more than one (1) such reduction per Purchase Interval.

(ii)              Using the online authorization process with the Record Keeper designated for this purpose by the Company in accordance with Section V.B, the Participant may, prior to the commencement of any new Purchase Interval within the offering period, increase the rate of his or her Contribution. The new rate (which may not exceed the fifteen percent (15%) maximum) shall become effective on the later of (a) the day that is three (3) months after the date such online authorization was given and (b) the start date of the first Purchase Interval following the date such online authorization was given.

(iii)            If a Participant gives an online authorization to the Record Keeper to cease Contributions or apply a zero percent (0%) rate of Contribution, the Participant will be administratively withdrawn from the Plan prior to the commencement of the next offering period.

B.                 Contributions shall be made from Cash Earnings on an after-tax basis, and the amount an employee contributes to the Plan through payroll deductions remains subject to (i) any income or employment tax withholdings, (ii) any contributions made by the Participant to any Section 401(k) of the Code salary deferral plan or any Section 125 of the Code cafeteria benefit program now or hereafter established by the Company or any Corporate Affiliate, and (iii) any other withholdings for CPP/QPP, employment insurance or social security applicable to the Participant.

C.                 Contributions shall begin on the first pay day administratively practicable following the start date of the offering period and shall (unless sooner terminated by the Participant) continue through the pay day ending with or immediately prior to the last day of that offering period. The amounts so collected shall be credited to the Participant’s account under the Plan, as maintained by the Record Keeper, but no interest shall be paid on the balance, from time to time, outstanding in such account.

4

D.                Notwithstanding any other provisions in the Plan, the Plan Administrator, in its sole discretion, may permit Eligible Employees in a specified Offering to participate in the Plan via cash, check or other means instead of payroll deductions if (i) payroll deductions are not permitted under Applicable Law; (ii) the Plan Administrator determines that cash contributions are permissible for Participants participating in the 423 Component; or (iii) the Participants are participating in the Non-423 Component.

E.                 All Contributions received or held by the Company under the Plan may be used for any corporate purpose and commingled with the general assets of the Company, and all Contributions collected from the Participants shall not be required to be held in any segregated account or trust fund, except under Offerings in which Applicable Law requires that Contributions by Participants to the Plan be segregated from the Company’s general corporate funds or deposited with an independent third party for Participants in non-U.S. jurisdictions.

F.                  Contributions shall automatically cease upon the termination of the Participant’s purchase right in accordance with the provisions of the Plan.

G.                The Participant’s acquisition of Shares under the Plan on any Purchase Date shall neither limit nor require the Participant’s acquisition of Shares on any subsequent Purchase Date, whether within the same or a different offering period.

VII.          PURCHASE RIGHTS

A.                A Participant shall be granted a separate purchase right for each offering period in which he or she is enrolled. On the Grant Date, the Participant shall be granted the right to purchase Shares, at the end of each Purchase Interval within that offering period, upon the terms set forth below.

Under no circumstances shall purchase rights be granted under the Plan to any Eligible Employee if such individual would, immediately after the grant, own (within the meaning of Section 424(d) of the Code) or hold outstanding options or other rights to purchase shares possessing five percent (5%) or more of the total combined voting power or value of all classes of shares of the Company or any Corporate Affiliate.

B.                 Each purchase right shall be automatically exercised on each successive Purchase Date within the offering period, and Shares shall accordingly be purchased on behalf of each Participant on each such Purchase Date. The purchase shall be effected by applying the Participant’s Contributions for the Purchase Interval ending on such Purchase Date to the purchase of whole Shares at the purchase price in effect for the Participant for that Purchase Date.

C.                 At the time a Participant’s purchase right is granted or exercised, in whole or in part, or at the time a Participant disposes of some or all of the Shares he or she purchases under the Plan, the Participant shall make adequate provision for the federal, state, local and non-United States tax withholding obligations, if any, of the Company and/or any other applicable Participating Company that arise upon grant or exercise of such purchase right or upon such disposition of Shares, respectively. The Company and/or applicable Participating Company may, but shall not be obligated to, withhold from the Participant’s compensation the amount necessary to meet such withholding obligations, unless expressly stipulated otherwise by Applicable Law.

5

D.                The purchase price per share at which Shares will be purchased on the Participant’s behalf on each Purchase Date within a particular offering period in which he or she is enrolled shall be equal to the Applicable Percentage of the Fair Market Value per Share. The “Applicable Percentage” with respect to each Purchase Interval shall be eighty-five percent (85%) unless and until such Applicable Percentage is changed by the Plan Administrator, in its discretion, provided that any such change in the Applicable Percentage with respect to a given Purchase Interval must be established prior to the commencement of the enrollment process for such Purchase Interval.

E.                 The number of Shares purchasable by a Participant on each Purchase Date during the particular offering period in which he or she is enrolled shall be the number of Shares obtained by dividing the amount collected from the Participant through payroll deductions during the Purchase Interval ending with that Purchase Date by the purchase price in effect for the Participant for that Purchase Date. However, the maximum number of Shares purchasable per Participant on any one (1) Purchase Date shall not exceed three thousand (3,000) Shares, subject to periodic adjustments in the event of certain changes in the Company’s capitalization. However, the Plan Administrator shall have the discretionary authority, exercisable prior to the start of any offering period under the Plan, to increase or decrease the limitations to be in effect for the number of Shares purchasable per Participant on each Purchase Date that occurs during that offering period.

F.                  Any payroll deductions not applied to the purchase of Shares on any Purchase Date because they exceed the accrual limitations in Section VIII that precludes a Participant from purchasing additional Shares on any Purchase Date shall be refunded as soon as administratively possible. Additionally, any payroll deductions not applied to the purchase of Shares by reason of the limitation on the maximum number of Shares purchasable per Participant or in total by all Participants on the Purchase Date or any other reason shall be held by the Record Keeper and applied to the next offering or, if requested by the Participant, refunded as soon as administratively possible.

G.                Unless otherwise provided by the Participant, Shares purchased on any Purchase Date shall be held in a custodial account in the Participant’s name by the Record Keeper. A Participant may withdraw all or part of the value of his or her Shares, in cash or in Shares as elected by the Participant, provided, however, that if the Participant (i) makes more than two (2) withdrawals in year, or (ii) makes any withdrawal within the first twelve (12) calendar months of his or her enrollment date, the Participant’s payroll deductions shall be cancelled promptly and such Participant’s participation in the Plan shall be suspended and such Participant shall not be eligible to resume payroll deductions for a period of six (6) months from the date of suspension. Within seven (7) Business Days after receiving a Participant’s withdrawal election, the Record Keeper shall carry out the instructions contained therein. Payment for fractional Shares shall be made at the average price for the applicable Shares on the applicable stock exchange on the applicable Purchase Date.

6

H.                The following provisions shall govern the Participant’s withdrawal from an offering period:

(i)                 Using the online authorization process with the Record Keeper designated for this purpose by the Company in accordance with Section V.B, a Participant may withdraw from the offering period in which he or she is enrolled at any time prior to ninety (90) days before the next scheduled Purchase Date, and no further payroll deductions shall be collected from the Participant with respect to that offering period. Any payroll deductions collected during the Purchase Interval in which such withdrawal occurs shall be held for the purchase of Shares on the next Purchase Date, unless the Participant elects at the time of such withdrawal, in accordance with any policies established by the Plan Administrator, to have such payroll deductions refunded as soon as administratively possible.

(ii)              The Participant’s withdrawal from a particular offering period shall be irrevocable, and the Participant may not subsequently rejoin that offering period at a later date. In order to resume participation in any subsequent offering period, such individual must re-enroll in the Plan (in accordance with Section V.B) on or before the start date of that offering period.

I.                    The following provisions shall govern the termination of outstanding purchase rights:

(i)                 Should the Participant cease to remain an Eligible Employee for any reason (including death, disability or change in status) while his or her purchase right remains outstanding, then that purchase right shall terminate with effect after the final payroll following termination is processed.

(ii)              However, should the Participant cease to remain in active service by reason of an approved leave of absence, then the Participant shall have the right, exercisable up until ninety (90) days before the next Purchase Date, to withdraw all the payroll deductions collected to date on his or her behalf for that Purchase Interval. Should the Participant not exercise this right, such funds shall be held for the purchase of Shares on his or her behalf on the next scheduled Purchase Date. Payroll deductions under the Plan shall continue with respect to any Cash Earnings received by a Participant while he or she is on an approved leave of absence, unless the Participant elects to withdraw from the offering period in accordance with Section VII.H above. Upon the Participant’s return to active service (x) within three (3) months following the commencement of such leave or (y) prior to the expiration of any longer period for which such Participant has reemployment rights with the Company provided by statute or contract, his or her payroll deductions under the Plan shall automatically resume at the rate in effect at the time the leave began, unless the Participant withdraws from the Plan prior to his or her return. Notwithstanding the foregoing provisions of this Section VII.I(ii), if such period of a Participant’s leave of absence exceeds the applicable time period described in clauses (x) and (y) of the preceding sentence, then the Plan Administrator may at any time prior to the next Purchase Date cause such Participant’s outstanding purchase rights to terminate and all of the Participant’s payroll deductions for the Purchase Interval in which such purchase rights so terminate to be immediately refunded. An individual who returns to active employment following a leave of absence that exceeds the duration of the applicable (x) or (y) time period will be treated as a new Eligible Employee for purposes of subsequent participation in the Plan and must accordingly reenroll in the Plan (in accordance with Section V.B) on or before the start date of any subsequent offering period in which he or she wishes to participate.

7

(iii)            If a Participant transfers employment from the Company or any Designated Affiliate participating in the 423 Component to a Designated Affiliate participating in the Non-423 Component, he or she shall immediately cease to participate in the 423 Component, and any Contributions made for the offering period in which such transfer occurs shall be transferred to the Non-423 Component, and such Participant shall immediately join the then-current Offering under the Non-423 Component upon the same terms and conditions in effect for his or her participation in the Plan, except for such modifications as may be required by Applicable Law or otherwise applicable for Participants of such Designated Affiliates. A Participant who transfers employment from a Designated Affiliate participating in the Non-423 Component to the Company or any Designated Affiliate participating in the 423 Component shall remain a Participant in the Non-423 Component until the earlier of (1) the end of the current offering period under the Non-423 Component, or (2) the first Trading Day of the first offering period in which he or she participates following such transfer. Notwithstanding the foregoing, the Plan Administrator may establish different rules to govern transfers of employment between Designated Affiliates participating in the 423 Component and the Non-423 Component, consistent with the applicable requirements of Section 423 of the Code.

J.                   The Plan Administrator shall have discretion to determine whether and to what extent participation in the Plan shall be suspended during any leave of absence that is approved by the Company (an “approved leave”).

K.                Each outstanding purchase right shall automatically be exercised, immediately prior to the effective date of any Change in Control, by applying the payroll deductions of each Participant for the Purchase Interval in which such Change in Control occurs to the purchase of whole Shares at a purchase price per share equal to the Applicable Percentage of the Fair Market Value per Share immediately prior to the effective date of such Change in Control.

However, the applicable limitation on the number of Shares purchasable per Participant shall continue to apply to any such purchase.

The Company shall use its best efforts to provide at least ten (10) days’ prior written notice of the occurrence of any Change in Control, and Participants shall, following the receipt of such notice, have the right to terminate their outstanding purchase rights prior to the effective date of the Change in Control.

Notwithstanding the foregoing provisions of this Section VII.K to the contrary, the Plan Administrator may in its discretion determine that any outstanding purchase rights shall be terminated prior to the effective date of a Change in Control, in which case all payroll deductions for the Purchase Interval in which such purchase rights are terminated shall be promptly refunded.

8

L.                 Should the total number of Shares to be purchased pursuant to outstanding purchase rights on any particular date exceed the number of Shares then available for issuance under the Plan, the Plan Administrator shall make a pro rata allocation of the Shares available or purchasable on a uniform and nondiscriminatory basis, and the payroll deductions of each Participant, to the extent in excess of the aggregate purchase price payable for the Shares prorated to such individual, shall be refunded.

M.               The purchase right shall be exercisable only by the Participant and shall not be assignable or transferable by the Participant.

N.                A Participant shall have no shareholder rights with respect to the Shares subject to his or her outstanding purchase right until the Shares are purchased on the Participant’s behalf in accordance with the provisions of the Plan and the Participant has become a holder of record of the purchased Shares.

O.                Dividends on Shares held in the Plan shall be allocated by the Record Keeper to the appropriate Participant account based on the Shares in such account and used to purchase Shares on the following applicable Purchase Date, subject to the other terms as described herein.

VIII.       ACCRUAL LIMITATIONS

A.                No Participant shall be entitled to accrue rights to acquire Shares pursuant to any purchase right outstanding under this Plan if and to the extent such accrual, when aggregated with (i) rights to purchase Shares accrued under any other purchase right granted under this Plan and (ii) similar rights accrued under other employee share purchase plans (within the meaning of Section 423 of the Code) of the Company or any Corporate Affiliate, would otherwise permit such Participant to purchase more than twenty-five thousand dollars’ ($25,000.00) worth of Shares of the Company or any Corporate Affiliate (determined on the basis of the Fair Market Value per Share on the date or dates such rights are granted) for each calendar year such rights are at any time outstanding.

B.                 For purposes of applying such accrual limitations to the purchase rights granted under the Plan, the following provisions shall be in effect:

(i)                 The right to acquire Shares under each outstanding purchase right shall accrue in one (1) or more installments on each successive Purchase Date during the offering period in which such right remains outstanding.

(ii)              No right to acquire Shares under any outstanding purchase right shall accrue to the extent the Participant has already accrued, in the same calendar year, the right to acquire Shares under one (1) or more other purchase rights at a rate equal to twenty-five thousand dollars’ ($25,000.00) worth of Shares (determined on the basis of the Fair Market Value per Share on an applicable Grant Date) for each calendar year such rights were at any time outstanding.

C.                 If, by reason of such accrual limitations, any purchase right of a Participant does not accrue for a particular Purchase Interval, then the payroll deductions that the Participant made during that Purchase Interval with respect to such purchase right shall be refunded as soon as administratively practicable.

9

D.                In the event there is any conflict between the provisions of this Section VIII and one (1) or more provisions of the Plan, or any instrument issued thereunder, the provisions of this Section VIII shall be controlling.

IX.             EFFECTIVE TIME AND TERM OF THE PLAN

A.                The Plan was adopted by the Board on January 18, 2021, and approved by shareholders on January 25, 2021, to become effective on the effective date of the Company’s initial public offering (the “Effective Time”), which approval occurred within the period ending twelve (12) months after the date the Plan was adopted by the Board.

B.                 Unless sooner terminated by the Board, the Plan shall terminate upon the earliest of (i) ten (10) years from the Effective Time, (ii) the date on which all Shares available for issuance under the Plan shall have been sold pursuant to purchase rights exercised under the Plan, and (iii) the date on which all purchase rights are exercised in connection with a Change in Control. No further purchase rights shall be granted or exercised, and no further payroll deductions shall be collected, under the Plan following such termination.

X.                AMENDMENT AND TERMINATION OF THE PLAN

A.                The Board may alter, amend, suspend or terminate the Plan at any time to become effective immediately following the close of any Purchase Interval.

B.                 Notwithstanding Section X.A, approval of the holders of the voting shares of the Company shall be required for any amendment, modification or change to:

(i)                 increase the number of Shares reserved for issuance under the Plan, except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of Shares;

(ii)              alter the purchase price formula so as to reduce the purchase price payable for the Shares purchasable under the Plan;

(iii)            modify the eligibility requirements for participation in the Plan; or

(iv)             delete or reduce the range of amendments which require approval of the holders of voting shares of the Company under this Section X.B.

C.                 The Board may, at any time terminate an offering period then in progress and provide that Participants’ then outstanding payroll deductions shall be promptly refunded.

10

XI.             GENERAL PROVISIONS

A.                All costs and expenses incurred in the administration of the Plan shall be paid by the Company; however, each Plan Participant shall bear all costs and expenses incurred by such individual in the sale or other disposition of any Shares purchased under the Plan.

B.                 Nothing in this Plan shall (i) interfere with or limit in any way the right of the Company or any Subsidiary to terminate any Participant’s employment with the Company or any Subsidiary at any time or for any reason not prohibited by law or (ii) confer upon any Participant any right to continue in the employ of the Company or any Corporate Affiliate for any specified period of time. No benefits arising under this Plan shall constitute an employment contract with the Company or any Subsidiary, and accordingly, this Plan and the benefits hereunder may be amended or terminated at any time in the sole and exclusive discretion of the Board without giving rise to any liability on the part of the Company, any Subsidiary, the Plan Administrator or the Board. The participation of any Participant in the Plan is entirely voluntary and not obligatory. No individual shall have the right to participate or to continue to participate in this Plan. Nothing in the Plan shall interfere with or otherwise restrict in any way the rights of the Company (or any Corporate Affiliate employing such person) or of the Participant, which rights are hereby expressly reserved by each, to terminate such person’s employment at any time for any reason, with or without cause, to the fullest extent permitted under Applicable Law.

C.                 No payment pursuant to the Plan may be included as “compensation” for purposes of computing the benefits payable to any Participant under the Company’s or any Corporate Affiliate’s plans (both qualified and nonqualified) or welfare benefit plans, unless such other plan or Applicable Law expressly provides that such compensation shall be taken into account in computing a Participant’s benefit.

D.                The Plan shall not create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Corporate Affiliate and a Participant or any other Person. To the extent that any Person acquires a right to receive payments from the Company or any Corporate Affiliate pursuant to the Plan, such right shall be no greater than the right of any unsecured general creditor of the Company or any Corporate Affiliate.

E.                 All certificates for Shares delivered under this Plan (if any) shall be subject to such stock-transfer orders and other restrictions as the Plan Administrator may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any exchange upon which the Shares are then listed and any applicable securities law, and the Plan Administrator may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

F.                  As a condition to participation in the Plan, each Participant explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of personal data as described in this Section XI.F by and among the Company and its Subsidiaries exclusively for implementing, administering and managing the Participant’s participation in the Plan. The Company and its Subsidiaries may hold certain personal information about a Participant, including the Participant’s name, address and telephone number; birthdate; social security, insurance number or other identification number; salary; nationality; job title(s); and any Shares held in the Company or its Subsidiaries to implement, manage and administer the Plan (the “Data”).

11

The Company and its Subsidiaries may transfer the Data among themselves as necessary to implement, administer and manage a Participant’s participation in the Plan, and the Company and its Subsidiaries may transfer the Data to third parties assisting the Company with Plan implementation, administration and management. These recipients may be located in the Participant’s country, or elsewhere, and the Participant’s country may have different data privacy laws and protections than the recipients’ country. By participating in the Plan, each Participant authorizes such recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, to implement, administer and manage the Participant’s participation in the Plan, including any required Data transfer to a Record Keeper, a broker or other third party with whom the Company or the Participant may elect to deposit any Shares. The Data related to a Participant will be held only as long as necessary to implement, administer and manage the Participant’s participation in the Plan. A Participant may, at any time, view the Data that the Company holds regarding such Participant, request additional information about the storage and processing of the Data regarding such Participant, recommend any necessary corrections to the Data regarding the Participant or refuse or withdraw the consents in this Section XI.F in writing, without cost, by contacting the local human resources representative. If the Participant refuses or withdraws the consents in this Section XI.F, the Company may cancel Participant’s ability to participate in the Plan and, in the Plan Administrator’s discretion, the Participant may forfeit any outstanding awards. For more information on the consequences of refusing or withdrawing consent, Participants may contact their local human resources representative.

G.                Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine, the plural shall include the singular, and the singular shall include the plural.

H.                In the event any provision of this Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of this Plan, and this Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

I.                    Participation in the Plan and the issuance of Shares under this Plan shall be subject to all Applicable Law, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

J.                   Nothing in this Plan shall be construed to: (i) limit, impair or otherwise affect the Company’s or an Subsidiary’s right or power to make adjustments, reclassifications, reorganizations or changes of its capital or business structure, or to merge or consolidate, or dissolve, liquidate, sell or transfer all or any part of its business or assets, or (ii) limit the right or power of the Company or any Subsidiary to take any action that such entity deems to be necessary or appropriate. The proceeds received by the Company from the sale of Shares pursuant to the Plan will be used for general corporate purposes.

K.                In the event of any conflict or inconsistency between the Plan and any agreement the Participant may have with the Company or any Subsidiary, the provisions of the Plan shall govern.

12

L.                 To the extent permitted by Applicable Law, the Company may (i) deliver by email or other electronic means (including posting on a website maintained by the Company or by a third party under contract with the Company) all documents relating to this Plan (including without limitation, prospectuses and other securities requirements) and all other documents that the Company is required to deliver to its security holders (including without limitation, annual reports and proxy statements) and (ii) permit Participants to electronically execute applicable Plan documents in a manner prescribed by the Plan Administrator.

M.               Notwithstanding any provision of this Plan to the contrary, the Company, its Subsidiaries, the Board and the Plan Administrator neither represent nor warrant the tax treatment under any federal, state, local or foreign laws and regulations thereunder (individually and collectively referred to as the “Tax Laws”) of participation in this Plan, including, but not limited to, when and to what extent such participation may be subject to tax, penalties and interest under the Tax Laws.

N.                No amount will be paid to, or in respect of, a Participant for a downward fluctuation in the market value of a Share during any offering period, nor will any other form of benefit be conferred upon, or in respect of, a Participant for such purpose.

O.                Subject to Applicable Law, rules and regulations and the Company’s Certificate of Incorporation as it may be amended from time to time, each individual who is or shall have been a member of the Board, or a committee appointed by the Board, shall be indemnified and held harmless by the Company against and from (i) any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit or proceeding to which he or she may be a party or in which he or she may be involved by reason of any good faith action taken or failure to act under this Plan, (ii) any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such action, suit, or proceeding against him or her, provided that he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. Notwithstanding the foregoing, no individual shall be entitled to indemnification if such loss, cost, liability or expense is a result of his or her own willful misconduct. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such individuals may be entitled under the Company’s Articles of Incorporation or By-laws, as a matter of law or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

P.                  All obligations of the Company under this Plan shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or otherwise of all or substantially all of the business and/or assets of the Company.

Q.                Currency. All dollar amounts referred to herein will be in lawful currency of the United States unless specifically stated otherwise. Where values or amounts are required to be compared or paid in a different currency, the Company will use a reasonable basis for assessing the exchange rate for such currency as of such date.

13

R.                 The provisions of the Plan shall be governed by the laws of the Province of British Columbia.

S.                  The Plan is intended to be exempt from the application of Section 409A, and to the extent not exempt, is intended to comply with Section 409A, and any ambiguities herein will be interpreted so as to be exempt from, or comply with, Section 409A. In furtherance of the foregoing and notwithstanding any provision in the Plan to the contrary, if the Plan Administrator determines that a purchase right granted under the Plan may be subject to Section 409A, or that any provision in the Plan would cause a purchase right under the Plan to be subject to Section 409A, the Plan Administrator may amend the terms of the Plan or of an outstanding purchase right granted under the Plan, or take such other action the Plan Administrator determines is necessary or appropriate, in each case, without the Participant’s consent, to exempt any outstanding purchase right or future purchase right that may be granted under the Plan from being subject to Section 409A, or to allow any such purchase right to comply with Section 409A, but only to the extent any such amendment or action by the Plan Administrator would not violate Section 409A. Notwithstanding the foregoing, the Company shall have no liability to a Participant or any other party if the right to purchase Shares under the Plan that is intended to be exempt from or compliant with Section 409A is not so exempt or compliant or for any action taken by the Plan Administrator with respect thereto. The Company makes no representation that the right to purchase Shares under the Plan is compliant with Section 409A.

14

Schedule A

Companies Participating in
2021 Employee Share Purchase Plan
As of the Effective Time

[Intentionally Omitted]

APPENDIX A

The following definitions shall be in effect under the Plan:

A.	Applicable Law means the requirements relating to the administration of equity-based awards under Canadian and U.S. federal, state and provincial securities laws, the Code, the Income Tax Act (Canada) and any stock exchange or quotation system on which the Shares are listed or quoted and the applicable laws of any country or jurisdiction other than Canada and the U.S. where purchase rights are, or will be, granted under the Plan.
B.	Applicable Percentage has the meaning set forth in Section VII.D.
C.	Board means the Board of Directors of the Company.
D.	Cash Earnings means
a.	the regular base salary or wages paid to a Participant by one (1) or more Participating Companies during such individual’s period of participation in one (1) or more offering periods under the Plan; plus
b.	all overtime payments, bonuses, commissions, or other short-term incentive-type payments received during such period.

Such Cash Earnings shall be calculated before deduction of (i) any income or employment tax withholdings, (ii) any contributions made by the Participant to any Section 401(k) of the Code salary deferral plan or any Section 125 of the Code cafeteria benefit program now or hereafter established by the Company or any Corporate Affiliate, and (iii) any other withholdings for CPP/QPP, employment insurance or social security applicable to the Participant. However, Cash Earnings shall not include any non-cash items, severance or notice pay, income attributable to stock options or other share-based compensation or long-term incentive awards or contributions made by the Company or any Corporate Affiliate on the Participant’s behalf to any employee benefit or welfare plan now or hereafter established (other than Section 401(k) or Section 125 of the Code contributions deducted from such Cash Earnings).

E.	Change in Control means any one of the following:
a.	any person or entity, including a “group” as defined in Section 13(d)(3) of the Exchange Act other than the Company or a wholly-owned Subsidiary thereof or any employee benefit plan of the Company or any of its Subsidiaries, becomes the beneficial owner of the Company’s securities having fifty percent (50%) or more of the combined voting power of the then outstanding securities of the Company that may be cast for the election of Directors of the Company (other than as a result of an issuance of securities initiated by the Company in the ordinary course of business). For the avoidance of doubt, no such transaction shall trigger a Change in Control while TELUS Corporation continues to hold directly or indirectly fifty percent (50%) or more of the combined voting power of the then outstanding securities of the Company that may be cast for the election of Directors of the Company;
A-1

b.	as the result of, or in connection with, any cash tender or exchange offer, merger or other business combination, sale of assets or contested election, or any combination of the foregoing transactions, less than a majority of the combined voting power of the then outstanding securities of the Company or any successor corporation or entity entitled to vote generally in the election of the Directors of the Company or the directors of such successor corporation or entity after such transaction is held in the aggregate by the holders of the Company’s securities entitled to vote generally in the election of Directors of the Company immediately prior to such transaction;
c.	during any period of two (2) consecutive years, individuals who at the beginning of any such period constituted the Board cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by the Company’s shareholders, of each Director of the Company first elected during such period was approved by a vote of at least two-thirds of the Directors of the Company then still in office who were Directors of the Company at the beginning of any such period; or
d.	the shareholders of the Company approve a plan of complete liquidation of the Company or the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a liquidation of the Company into a wholly owned subsidiary.
F.	Code means the U.S. Internal Revenue Code of 1986, as amended from time to time and the applicable regulations and guidance promulgated thereunder and any successor or similar provision.
G.	Contributions means the payroll deductions and other additional payments that the Company may permit to be made by a Participant to fund the exercise of purchase rights granted pursuant to the Plan.
H.	Corporate Affiliate means (i) any parent or subsidiary corporation of the Company (as determined in accordance with Section 424 of the Code), whether now existing or subsequently established and (ii) solely for purposes of the definition of Change in Control, any Person that directly or indirectly controls, is controlled by or is under common control with the Company. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting or other securities, by contract or otherwise.
I.	Company means TELUS International (Cda) Inc. and any corporate successor to all or substantially all of the assets or voting shares of TELUS International (Cda) Inc. that shall by appropriate action adopt the Plan.
A-2

J.	Data has the meaning set forth in Section XI.F.
K.	Designated Affiliate means any Corporate Affiliate that has been designated by the Plan Administrator from time to time in its sole discretion as eligible to participate in the Plan. For purposes of the 423 Component, only the Company and a “subsidiary corporation” (as defined in Section 424(f) of the Code), whether now or hereafter existing, may be Designated Affiliates; provided, however, that at any given time, a “subsidiary corporation” that is a Designated Affiliate under the 423 Component shall not be a Designated Affiliate under the Non-423 Component.
L.	Director means any individual who is a member of the Board of Directors of the Company.
M.	Effective Time has the meaning set forth in Section IX.A. Any Corporate Affiliate that becomes a Participating Company after such Effective Time shall designate a subsequent Effective Time with respect to its Eligible Employee (except with respect to the definition of Change in Control).
N.	Eligible Employee means any person who is paid remuneration for services rendered as an employee of one (1) or more Participating Companies.
O.	Exchange Act means the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto and the regulations and guidance promulgated thereunder.
P.	Fair Market Value or FMV means, with respect to a Share, the fair market value thereof as of the relevant date of determination, as determined in accordance with the valuation methodology approved by the Plan Administrator (based on objective criteria) from time to time. In the absence of any alternative valuation methodology approved by the Plan Administrator, Fair Market Value shall be equal to the closing selling price of a Share on the Trading Day immediately preceding the date on which such valuation is made on the NYSE, the TSX or such established national securities exchange as may be designated by the Plan Administrator (and if listed on more than one (1) securities exchange, and the closing price on another securities exchange is higher, then the highest of such closing prices) or, in the event that the Shares are not listed for trading on the NYSE, TSX or such other national securities exchange as may be designated by the Plan Administrator, but is quoted on an automated system, in any such case on the valuation date (or if there were no sales on the valuation date, the average of the highest and lowest quoted selling prices as reported on said composite tape or automated system for the most recent day during which a sale occurred).
Q.	Grant Date means the start date of an offering period.
R.	Non-423 Component has the meaning set forth in Section I.
S.	NYSE means the New York Stock Exchange.
T.	Offering means an offer under the Plan of a purchase right that may be exercised during an offering period as further described in Section IV. Unless otherwise specified by the Plan Administrator, each Offering to the Eligible Employees of the Company or a Designated Affiliate shall be deemed a separate Offering (the terms of which Offering under the Non-423 Component need not be identical), even if the dates and other terms of the applicable offering periods of each separate Offering are identical and the provisions of the Plan will separately apply to each Offering. To the extent permitted by U.S. Treasury Regulation Section 1.423-2(a)(1), the terms of each separate Offering need not be identical, provided that the terms of the Plan and an Offering together satisfy U.S. Treasury Regulation Section 1.423-2(a)(2) and (a)(3).
A-3

U.	Participant means any Eligible Employee of a Participating Company who is actively participating in the Plan.
V.	Participating Company means the Company and such Corporate Affiliate or Affiliates as may be authorized from time to time by the Board to extend the benefits of the Plan to their Eligible Employees. The Participating Companies in the Plan are listed in the attached Schedule A.
W.	Plan means this TELUS International (Cda) Inc. 2021 Employee Share Purchase Plan, including both the 423 and Non-423 Components, as set forth in this document and as amended from time to time.
X.	Plan Administrator means the Human Resources Committee of the Board or such other committee appointed by the Board to administer the Plan.
Y.	Purchase Date means the last Trading Day of each Purchase Interval.
Z.	Purchase Interval means each successive six-month period within a particular offering period at the end of which there shall be purchased Shares on behalf of each Participant.
AA.	Record Keeper means a company from time to time appointed by the Plan Administrator to be the record keeper of the Plan, responsible for administrative and other record keeping services, to operate the Plan and manage Participant accounts on behalf of the Participants.
BB.	Section 409A means Section 409A of the Code and the regulations and guidance promulgated thereunder, as amended.
CC.	Shares means the Company’s subordinate voting shares, no par value.
DD.	Tax Laws has the meaning set forth in Section XI.M.
EE.	TSX means the Toronto Stock Exchange.
FF.	Subsidiary means (i) a corporation or other entity (domestic or foreign) with respect to which the Company, directly or indirectly, has the power, whether through the ownership of voting securities, by contract or otherwise, to elect at least a majority of the members of such corporation’s board of directors or analogous governing body, or (ii) any other corporation or entity in which the Company, directly or indirectly, has an equity or similar interest and which the Plan Administrator designates as a Subsidiary for purposes of this Plan.
A-4

GG.	Trading Day means any day on which the NYSE or the TSX is open for trading, or if the Shares are not listed on a national securities exchange, a business day, as determined by the Plan Administrator in good faith.
HH.	U.S. Treasury Regulations means the Treasury Regulations of the Code. Reference to a specific Treasury Regulation or Section of the Code shall include such Treasury Regulation or Section and any comparable provision of any future legislation or regulation amending, supplementing or superseding such Section or regulation.
II.	423 Component has the meaning set forth in Section I.

A-5

APPENDIX B

TELUS International Inc.
2021 Employee Share Purchase Plan

Country-Specific Provisions for Non-U.S. Participants

The following country-specific notices, disclaimers and terms and conditions apply to Plan Participants in the countries listed below and may be material to the Participant’s participation in the Plan. Such information may apply if the Participant resides or works in or moves to, or otherwise becomes subject to the laws or Company policies of, a particular country while participating in the Plan, and the Company, in its discretion, will determine the extent to which the terms and conditions herein will be applicable to Participants. The Participant is solely responsible for any obligations outlined below. This Appendix B also includes information regarding securities laws, exchange controls and certain other issues of which Participants should be aware with respect to participation in the Plan. The information is based on the securities, exchange control and other laws in effect in the respective countries as of January 2021. As local laws are often complex and change frequently and the information provided here is general in nature and may not apply to the Participant’s specific situation, the Company cannot assure the Participant of any particular result, and the Participant should seek his or her own professional legal and tax advice. Capitalized terms used, but not otherwise defined herein shall have the meaning given to such terms in Appendix A.

AUSTRIA

Authorization for Payroll Deductions. The Participant, as a condition to participation in the Plan, will be required to execute a consent for payroll deduction form. The Participant must print out the form, sign and date the form in the applicable places, scan the executed form and email it to the Company at the following address: Stella.Hoy@TELUS.com. The Participant will not be able to participate in the Plan until the Company receives such executed form. If the Participant reduces or increases the rate of Contribution, the Participant will be required to execute a new payroll deduction consent form.

Data Privacy. In relation to a Participant’s participation in the Plan, the Company, its Affiliates or Subsidiaries, Participating Employers, or the Plan Administrator and Record Keeper will collect and process information relating to the Participant in accordance with the privacy notices located on the internal intranet of the Company (https://sites.google.com/a/telusinternational.com/privacy/home/privacy-notice).

Securities Law. This offering is made in reliance on the exemption from publishing a prospectus provided for in Article 1 (4) (i) of the EU Prospectus Regulation 2017/1129.

Tax Information. The Participant should consult with a personal advisor to ensure compliance with applicable tax and reporting requirements in Austria.

B-1

BOSNIA AND HERZEGOVINA

Authorization for Payroll Deductions. The Participant, as a condition to participation in the Plan, will be required to execute a consent for payroll deduction form. The Participant must print out the form, sign and date the form in the applicable places, scan the executed form and email it to the Company at the following address: Stella.Hoy@TELUS.com. The Participant will not be able to participate in the Plan until the Company receives such executed form. If the Participant reduces or increases the rate of Contribution, the Participant will be required to execute a new payroll deduction consent form.

Data Privacy. The Participant, as a condition to participation in the Plan, will be required to execute a consent regarding data transfer. The Participant hereby authorizes the Company and the Company’s representatives to discuss with and obtain all relevant information from all personnel, professional or non-professional, involved in the administration and operation of the Plan. The Participant further authorizes the Company and any Participating Company, the Plan Administrator or Record Keeper to disclose and discuss the Plan with their advisors and to record all relevant information and keep such information in their employee file. The Company’s policy is available here: https://sites.google.com/a/telusinternational.com/privacy/home/privacy-notice.

Foreign Asset/Account Reporting Information. Participants who hold and maintain a foreign bank account are required to obtain prior approval for such account from the competent ministry of finance. All funds held at such account must be transferred to Bosnia and Herzegovina within thirty (30) days of expiry of the circumstances for which the approval was granted, after which the account must be closed and the competent ministry of finance notified.

Tax Information. The difference between the discounted price of the Shares and the FMV could be considered an employment-related benefit and would be subject to personal income tax and social security contributions. The Participant should consult with a personal advisor to ensure compliance with applicable tax and reporting requirements in Bosnia and Herzegovina.

BULGARIA

Data Privacy. In relation to a Participant’s participation in the Plan, the Company, its Affiliates or Subsidiaries, Participating Employers, or the Plan Administrator and Record Keeper will collect and process information relating to the Participant in accordance with the privacy notices located on the internal intranet of the Company (https://sites.google.com/a/telusinternational.com/privacy/home/privacy-notice).

Foreign Asset/Account Reporting Information. Participants who hold shares outside Bulgaria or maintain a foreign bank account (interest bearing bank accounts) are required to report such to the Bulgarian tax authorities when filing their annual tax return. Participants may be obliged to report, on an annual basis by March 31st and using statistics forms, to the Bulgarian National Bank their accounts-receivables or claims (including from foreign bank accounts), direct investments in securities abroad and liabilities to foreign persons if the sum total of such accounts-receivables or claims and investments or liabilities exceeds BGN 50,000 or their equivalent in a foreign currency as of December 31st of the previous calendar year. Failure to comply could trigger significant penalties.

B-2

Securities Law. This offering is made in reliance on the exemption from publishing a prospectus provided for in Article 1 (4) (i) of the EU Prospectus Regulation 2017/1129.

Tax Information. The difference between the discounted price of the Shares and the FMV is considered an employment-related benefit and would be subject to personal income tax and social security contributions. The Participant should consult with a personal advisor to ensure compliance with applicable tax and reporting requirements in Bulgaria.

EL SALVADOR

Securities Law. No “offer of securities to the public,” as defined under El Salvador law, has taken place or will take place in the El Salvador territory. The Plan has not been nor will be registered with the Salvadoran securities regulator and does not constitute a public offering prospectus.

Tax Information. Dividends and/or capital gains that the Participant receives from the Shares are subject to personal income tax. The Participant should consult with a personal advisor to ensure compliance with applicable tax and reporting requirements in El Salvador.

FRANCE

Data Privacy. In relation to a Participant’s participation in the Plan, the Company, its Affiliates or Subsidiaries, Participating Employers, or the Plan Administrator and Record Keeper will collect and process information relating to the Participant in accordance with the privacy notices located on the internal intranet of the Company (https://sites.google.com/a/telusinternational.com/privacy/home/privacy-notice).

Foreign Asset/Account Reporting Information. Participants who hold shares outside France or maintain a foreign bank account are required to report such to the French tax authorities when filing their annual tax return. Failure to comply could trigger significant penalties.

Language Consent. By enrolling in the Plan, the Participant confirms having read and understood the documents relating to the grant of the option to purchase shares under the Plan, which were provided in the English language. The Participant accepts the terms of those documents accordingly. In particular, The Participant confirms that he or she understands that the contributions will be deducted directly from his or her salary after deduction of the national social security contributions and taxes due according to the applicable regulations, which the Participant accepts without any reservation.

Accord sur la langue. En souscrivant au Plan d’Achat d’Actions, je confirme avoir lu et compris les documents en lien avec l’octroi du droit d’acquérir des actions en vertu du Plan d’Achat d’Actions, lesquels m’ont été communiqués en langue anglaise. J’accepte les termes de ces documents en connaissance de cause. En particulier, je confirme avoir bien compris que les contributions seront déduites directement de mon salaire, après déduction des cotisations sociales et de l’impôt dus selon la règlementation applicable, ce que j’accepte sans la moindre réserve.

B-3

Tax Information. The difference between the discounted price of the Shares and the FMV is considered an employment-related benefit and would be subject to personal income tax and social security contributions. The Participant should consult with a personal advisor to ensure compliance with applicable tax and reporting requirements in France.

GERMANY

Data Privacy. In relation to a Participant’s participation in the Plan, the Company, its Affiliates or Subsidiaries, Participating Employers, or the Plan Administrator and Record Keeper will collect and process information relating to the Participant in accordance with the privacy notices located on the internal intranet of the Company (https://sites.google.com/a/telusinternational.com/privacy/home/privacy-notice).

Exchange Control Information. German residents must electronically report cross-border payments in excess of €12,500 to the German Federal Bank (Bundesbank) on a monthly basis. In case of payments in connection with securities (including proceeds realized upon the sale of shares or the receipt of any dividends), the report must be made by the fifth day of the month following the month in which the payment was received. The form of report (“Allgemeines Meldeportal Statistik”) can be accessed via the Bundesbank’s website (www.bundesbank.de). Participant should consult with a personal advisor to ensure compliance with applicable tax and reporting requirements in Germany.

Language Consent. By enrolling in the Plan, the Participant confirms having read and understood the documents relating to the grant of the option to purchase shares under the Plan, which were provided in the English language. The Participant accepts the terms of those documents accordingly.

Zustimmung in Bezug auf die verwendete Sprache. Durch meine Anmeldung zum Plan bestätige ich, dass ich die in englischer Sprache zur Verfügung gestellten Dokumente im Hinblick auf die Gewährung von Optionen zum Aktienerwerb im Rahmen des Plan gelesen und verstanden habe. Ich akzeptiere den Inhalt dieser Dokumente.

GUATEMALA

Authorization for Payroll Deductions. The Participant understands that, prior to any enrollment in the Plan, a form authorizing payroll deductions must be executed by printing it, fulfilling it in handwriting, signing it and sending a scanned copy to the Company at the following email address: Stella.Hoy@TELUS.com. Without said form, the Participant understands that enrollment cannot be completed, and that any change in the Program or the rates will require a newly executed form prior to continuation of the Participant in the Program.

Data Privacy. By acknowledging participation in the offerings, Participants agree that some of their personally identifiable information must be provided to certain employees of the Company, its Affiliates or Subsidiaries, Participating Employers, or to the Plan Administrator and Record Keeper. Participants hereby authorize the Company, its Affiliates or Subsidiaries, Participating Employers, the Plan Administrator and Record Keeper to disclose and discuss their personal information, the offerings and related matters with their advisors and to record all relevant information and maintain such information. Participants understand that their personal information may be transferred, processed and stored outside of Guatemala in a country that may not have the same data protection laws as Guatemala for the purposes mentioned in the offerings. The Company’s policy is available here: https://sites.google.com/a/telusinternational.com/privacy/home/privacy-notice.

B-4

Securities Law. As the offering may be considered a public offering, and subject to local registration, if presented to more than thirty-five (35) people within the Republic of Guatemala, should registration be required under Guatemala’s Ley del Mercado de Valores y Mercancías, the registration number would be provided to the Participant.

Tax Information. The difference between the discounted price of the Shares and the FMV may be considered an employment-related benefit and in such case may be subject to personal income tax and social security contributions. Nevertheless, future market appreciation or benefits from the Shares will be considered as separate from any employee benefit. The Participant should consult with a personal advisor to ensure compliance with applicable tax and reporting requirements in Guatemala.

INDIA

Data Privacy. By acknowledging participation in the offerings, Participants agree that some of their personally identifiable information must be provided to certain employees of the Company, its Affiliates or Subsidiaries, Participating Employers, or to the Plan Administrator and Record Keeper. Participants hereby authorize the Company, its Affiliates or Subsidiaries, Participating Employers, the Plan Administrator and Record Keeper to process and otherwise disclose and discuss any personal information, the offerings and related matters with their advisors and to record all relevant information and maintain such information for the purpose of the carrying out the offerings. Participants understand that their personal information may be transferred, processed and stored outside of India in a country that may not have the same data protection laws as India for the purposes mentioned in the offerings, though the Company will make reasonable efforts to ensure that such personal information is protected by at least the same level of data protection as required in India. The Company’s policy is available here: https://sites.google.com/a/telusinternational.com/privacy/home/privacy-notice.

Exchange Control Information. Participants understand that it is their responsibility to comply with the extant foreign exchange control laws and regulations during each offering period. Participants further understand that their purchase remittance of Shares under the Plan would be considered under the prevailing liberalized remittance scheme of the Foreign Exchange Management Act, 1999, whereunder an Indian resident can buy securities of a foreign company for an amount not exceeding USD $250,000 in a financial year (i.e., April 1st of one calendar year to March 31st of the next calendar year). Participants recognize that this limit is the aggregate amount that they can remit in a financial year and will include their remittances towards all permissible current and capital account transactions. Participants understand that they must transfer funds into or out of India through a bank account held by them with a bank in India. Participants understand that they can sell the shares received provided the proceeds thereof are repatriated to India immediately on receipt thereof and in any case not later than ninety (90) days from the date of sale.

B-5

Foreign Asset/Account Reporting Information. Participants understand that as Indian tax residents holding foreign securities (including shares of Common Stock acquired under the Offerings), they must report details of the foreign assets held in Schedule FA of the ITR, and the income earned therefrom along with nature and head of income under which such income has been offered to tax. The Participant should consult with a personal advisor to ensure compliance with applicable tax and reporting requirements in India.

Securities Law. The Participant understands that the options under the Plan do not trigger any prospectus, disclosure, or financial requirements under Indian company or securities laws. The offering of the Plan in India is exempt from the provisions of the Securities and Exchange Board of India (Share Based Employee Benefits) Regulations, 2014.

Tax Information. The Participant understands that the offerings will be subject to tax upon purchase. However, the FMV of the Shares, at the time of purchase, must be ascertained in accordance with the FMV as determined by a licensed Indian Merchant Banker. As an Indian tax resident, the Participant will be subject to taxation in India on their global income, subject to benefits available, if any, under the avoidance of double taxation treaty between India and the U.S. Thus, in case of earned foreign-sourced income, namely, investment income, i.e., dividend and capital gains, the Participant must include such income in their total taxable income and disclose it in the prescribed schedule of the income-tax return (ITR). The Participant should consult with a personal advisor to ensure compliance with applicable tax and reporting requirements in India.

IRELAND

Data Privacy. In relation to a Participant’s participation in the Plan, the Company, its Affiliates or Subsidiaries, Participating Employers, or the Plan Administrator and Record Keeper will collect and process information relating to the Participant in accordance with the privacy notices located on the internal intranet of the Company (https://sites.google.com/a/telusinternational.com/privacy/home/privacy-notice).

Tax Information. The difference between the discounted price of the Shares and the FMV is considered an employment-related benefit and will be subject to personal income tax, USC and PRSI (social security) contributions that are deductible through payroll. The Participant should, if filing a return of income or gains for any year in which they are participating in the Plan, disclose the benefit arising and relevant details of the acquisition and, if applicable, the sale of the shares in the return. The Participating Company will be required to report details of benefits to Participants annually under the Plan. The Participant should consult with a personal advisor to ensure compliance with applicable tax and reporting requirements in Ireland.

LATVIA

Authorization for Payroll Deductions. The Participant, as a condition to participation in the Plan, will be required to execute a consent for payroll deduction form. The Participant must print out the form, sign and date the form in the applicable places, scan the executed form and email it to the Company at the following address: Stella.Hoy@TELUS.com. The Participant will not be able to participate in the Plan until the Company receives such executed form. If the Participant reduces or increases the rate of Contribution, the Participant will be required to execute a new payroll deduction consent form.

B-6

Data Privacy. In relation to a Participant’s participation in the Plan, the Company, its Affiliates or Subsidiaries, Participating Employers, or the Plan Administrator and Record Keeper will collect and process information relating to the Participant in accordance with the privacy notices located on the internal intranet of the Company (https://sites.google.com/a/telusinternational.com/privacy/home/privacy-notice).

Language Consent. By enrolling in the Plan, the Participant confirms having read and understood the documents relating to the grant of the option to purchase shares under the Plan, which were provided in the English language. The Participant accepts the terms of those documents accordingly.

Securities Law. This offering is made in reliance on the exemption from publishing a prospectus provided for in Article 1 (4) (i) of the EU Prospectus Regulation 2017/1129.

Tax Information. The difference between the discounted price of the Shares and the FMV is considered an employment-related benefit and would be subject to personal income tax and social security contributions. The Participant should consult with a personal advisor to ensure compliance with applicable tax and reporting requirements in Latvia.

PHILIPPINES

Acknowledgement. In enrolling in the Plan, the Participant acknowledges that he or she has received a copy of the Plan and has reviewed the Plan, including this Appendix B, in its entirety and fully understands and accepts all provisions of the Plan, including this Appendix B.

Authorization for Payroll Deductions. The Participant, as a condition to participation in the Plan, will be required to execute a consent for payroll deduction form. The Participant must print out the form, sign and date the form in the applicable places, scan the executed form and email it to the Company at the following address: Stella.Hoy@TELUS.com. The Participant will not be able to participate in the Plan until the Company receives such executed form. If the Participant reduces or increases the rate of Contribution, the Participant will be required to execute a new payroll deduction consent form.

Data Privacy. The Participant, as a condition to participation in the Plan, will be required to execute a consent regarding personal data collection, use, transfer, and processing. The Participant hereby authorizes the Company and the Company’s representatives to discuss and obtain all relevant information, including his or her personal data, from all personnel and service providers, professional or non-professional, involved in the administration and operation of the Plan. The Participant further authorizes the Company and any Participating company, the Plan Administrator and/or Record Keeper to disclose and discuss the Plan with their advisors and to record all relevant information, including the Participant’s personal data, and keep such information in their employee file. The Company’s policy is available here: https://sites.google.com/a/telusinternational.com/privacy/home/privacy-notice.

B-7

Securities Law. The implementation of the Plan and the participation in an Offering in the Philippines is subject to the prior grant by the Philippine Securities and Exchange Commission of an exemption from the requirement of securities registration under the Philippine Securities Regulations Code for the issuance of the Shares/right to purchase Shares to Eligible Employees of Subsidiaries/Subsidiary of the Company in the Philippines, and to such exemption remaining valid during the particular Offering.

Tax Information. The Participant should consult with a personal advisor to ensure compliance with applicable tax and reporting requirements in the Philippines.

POLAND

Authorization for Payroll Deductions. The Participant, as a condition to participation in the Plan, will be required to execute a consent for payroll deduction form. The Participant must print out the form, sign and date the form in the applicable places, scan the executed form and email it to the Company at the following address: Stella.Hoy@TELUS.com. The Participant will not be able to participate in the Plan until the Company receives such executed form. Besides this, the Participant must send the original document of the signed consent for payroll deduction to the following address: TELUS Garden Offices, 510 W Georgia Street, Vancouver BC V6B 0M3, Canada. If the Participant reduces or increases the rate of Contribution, the Participant will be required to execute a new payroll deduction consent form. Likewise, the Participant must send the original document of the signed new consent for payroll deduction.

Data Privacy. In relation to a Participant’s participation in the Plan, the Company, its Affiliates or Subsidiaries, Participating Employers, or the Plan Administrator and Record Keeper will collect and process information relating to the Participant in accordance with the privacy notices located on the internal intranet of the Company (https://sites.google.com/a/telusinternational.com/privacy/home/privacy-notice).

Exchange Control Information. Polish residents holding foreign securities (including shares) and maintaining accounts abroad must report information to the National Bank of Poland on transactions and balances of the securities and cash deposited in such accounts if the value of such transactions or balances exceeds PLN 7,000,000. If required, the reports must be filed on a quarterly basis on special forms available on the website of the National Bank of Poland. In addition, transfers of funds in excess of €15,000 into and out of Poland must be made via a bank account held at a bank in Poland. Polish residents are required to store all documents related to any foreign exchange transactions for a period of five (5) years.

Language Consent. By enrolling in the Plan, the Participant confirms having read and understood the documents relating to the grant of the option to purchase Shares under the Plan, which were provided in the English and Polish languages. The Participant accepts the terms of those documents accordingly.

Umowa co do języka. Zapisując się do Planu, Uczestnik potwierdza przeczytanie i zrozumienie dokumentów dotyczących przyznania opcji nabycia Akcji w ramach Planu, które zostały mu dostarczone w angielskiej i polskiej wersji językowej. Uczestnik odpowiednio akceptuje warunki tych dokumentów.

B-8

Securities Law. This offering is made in reliance on the exemption from publishing a prospectus provided for in Article 1 (4) (i) of the EU Prospectus Regulation 2017/1129. The expiry date of this document pertaining to the Participants in Poland shall be, at maximum, twelve (12) months from the date of its disclosure. However, the term of the Plan shall be renewed (extended) by the Plan Administrator for further successive periods, each of them not exceeding twelve (12) months.

Tax Information. The difference between the discounted price of the Shares and the FMV is considered an employment-related benefit and will be subject to personal income tax and social security contributions. The Participant should consult with a personal advisor to ensure compliance with applicable tax and reporting requirements in Poland.

ROMANIA

Authorization for Payroll Deductions. The Participant, as a condition to participation in the Plan, will be required to execute a consent for payroll deduction form. The Participant must print out the form, sign and date the form in the applicable places, scan the executed form and email it to the Company at the following address: Stella.Hoy@TELUS.com. The Participant will not be able to participate in the Plan until the Company receives such executed form. If the Participant reduces or increases the rate of Contribution, the Participant will be required to execute a new payroll deduction consent form.

Data Privacy. In relation to a Participant’s participation in the Plan, the Company, its Affiliates or Subsidiaries, Participating Employers, or the Plan Administrator and Record Keeper will collect and process information relating to the Participant in accordance with the privacy notices located on the internal intranet of the Company (https://sites.google.com/a/telusinternational.com/privacy/home/privacy-notice).

Securities Law. This offering is made in reliance on the exemption from publishing a prospectus provided for in Article 1 (4) (i) of the EU Prospectus Regulation 2017/1129.

Tax Information. The difference between the discounted price of the Shares and the FMV could be considered an employment-related benefit and would be subject to personal income tax and social security contributions or fall under the capital gain tax provisions. The Participant should consult with a personal tax advisor to ensure compliance with applicable tax and reporting requirements in Romania.

SLOVAKIA

Authorization for Payroll Deductions. The Participant, as a condition to participation in the Plan, will be required to execute a consent for payroll deduction form. The Participant must print out the form, sign and date the form in the applicable places, scan the executed form and email it to the Company at the following address: Stella.Hoy@TELUS.com. The Participant will not be able to participate in the Plan until the Company receives such executed form. If the Participant reduces or increases the rate of Contribution, the Participant will be required to execute a new payroll deduction consent form.

B-9

Data Privacy. In relation to a Participant’s participation in the Plan, the Company, its Affiliates or Subsidiaries, Participating Employers, or the Plan Administrator and Record Keeper will collect and process information relating to the Participant in accordance with the privacy notices located on the internal intranet of the Company (https://sites.google.com/a/telusinternational.com/privacy/home/privacy-notice).

Language Consent. By enrolling in the Plan, the Participant confirms having read and understood the documents relating to the grant of the option to purchase shares under the Plan, which were provided in the English language. The Participant accepts the terms of those documents accordingly.

Súhlas s použitím anglického jazyka. Podaním mojej prihlášky do programu Plan potvrdzujem, že som si prečítal/a príslušnú dokumentáciu, ktorá mi bola sprístupnená v anglickom jazyku a porozumel/a jej, pričom som sa riadne oboznámil/a s podmienkami a pravidlami účasti na zamestnaneckom pláne sporenia nadobúdaním akcií prostredníctvom Plan a slobodne a vážne vyjadrujem svoj súhlas s jej obsahom a s pravidlami Plan.

Securities Law. This offering is made in reliance on the exemption from publishing a prospectus provided for in Article 1 (4) (i) of the EU Prospectus Regulation 2017/1129.

Tax Information. The difference between the discounted price of the Shares and the FMV is considered an employment-related benefit and as such shall be subject to personal income tax and social security contributions, which may consequently negatively impact the net amount of compensation/salary. The Participant should consult with a personal advisor to ensure compliance with applicable tax and reporting requirements in Slovakia.

SPAIN

Data Privacy. In relation to a Participant’s participation in the Plan, the Company, its Affiliates or Subsidiaries, Participating Employers, or the Plan Administrator and Record Keeper will collect and process information relating to the Participant in accordance with the privacy notices located on the internal intranet of the Company (https://sites.google.com/a/telusinternational.com/privacy/home/privacy-notice).

Foreign Asset/Account Reporting Information. Participants may be subject to certain tax reporting requirements with respect to assets or rights that they hold outside Spain, including bank accounts, securities and real estate if the aggregate value for each particular category of assets exceeds €50,000 as of December 31 of one year. If applicable, Participants must report the assets on Form 720 by, in general terms, no later than March 31 following the end of the relevant year. After the assets are initially reported in a specific fiscal year, the reporting obligation will only apply if the value of previously reported assets increases by more than €20,000 as of each subsequent December 31 and/or if Participant sells/cancels them.

Language Consent. By enrolling in the Plan, the Participant confirms having read and understood the documents relating to the grant of the option to purchase shares under the Plan, which were provided in the English language. The Participant accepts the terms of those documents accordingly.

B-10

Consentimiento Sobre El Idioma Utilizado. Mediante la suscripción del Plan, confirmo haber leído y comprendido los documentos relacionados con la concesión de la opción de adquirir de acciones en virtud del Plan, que me han sido proporcionados en lengua inglesa, y en consecuencia acepto los términos de dichos documentos.

Securities Law. No “offer of securities to the public” as defined under Spanish law, has taken place or will take place in the Spanish territory. The Enrollment/Change Form and the Plan have not been nor will they be registered with the Comisión Nacional del Mercado de Valores (the Spanish securities regulator), and none of these documents constitutes a public offering prospectus.

Tax Information. The difference between the discounted price of the Shares and the FMV is considered an employment-related benefit and would be subject to personal income tax and social security contributions. The Participant should consult with a personal advisor to ensure compliance with applicable tax and reporting requirements in Spain.

SWITZERLAND

Acknowledgement. In enrolling in the Plan, the Participant acknowledges that he or she has received a copy of the Plan and has reviewed the Plan, including this Appendix B, in its entirety and fully understands and accepts all provisions of the Plan, including this Appendix B.

Authorization for Payroll Deductions. The Participant, as a condition to participation in the Plan, will be required to execute a consent for payroll deduction form. The Participant must print out the form, sign and date the form in the applicable places, scan the executed form and email it to the Company at the following address: Stella.Hoy@TELUS.com. The Participant will not be able to participate in the Plan until the Company receives such executed form. If the Participant reduces or increases the rate of Contribution, the Participant will be required to execute a new payroll deduction consent form.

Securities Law. In Switzerland, a participation in the Plan is exempt from the requirement to prepare and publish a prospectus under the Swiss Financial Services Act (FINSA). This document does not constitute a prospectus pursuant to the FINSA and no such prospectus has been or will be prepared for or in connection with the enrollment and participation in the Plan pursuant to the rules of the Plan. This document is neither subject to any governmental approval nor must be filed with any Swiss authorities.

Tax Information. The difference between the discounted price of the Shares and the FMV is considered an employment-related benefit and would be subject to personal income tax and social security contributions. The Participant should consult with a personal advisor to ensure compliance with applicable tax and reporting requirements in Switzerland and/or country of residence (if different).

B-11

TURKEY

Acknowledgement. In enrolling in the Plan, the Participant acknowledges that he or she has received a copy of the Plan and has reviewed the Plan, including this Appendix B, in its entirety, his or her English level is sufficient to understand the content and consequences of the Plan, and he or she fully understands and accepts all provisions of the Plan, including this Appendix B, as well as the financial risks associated therewith, if any.

Authorization for Payroll Deductions. Participation in the Plan is voluntary. If a Participant wishes to enroll in the Plan in his or her own discretion, the Participant, as a condition to participation in the Plan, will be required to execute a consent for payroll deduction form. The Participant must print out the form, sign and date the form in the applicable places, scan the executed form and email it to the Company at the following address: Stella.Hoy@TELUS.com. The Participant will not be able to participate in the Plan until the Company receives such executed form. If the Participant reduces or increases the rate of Contribution, the Participant will be required to execute a new payroll deduction consent form.

Data Privacy. The Participant, as a condition to participation in the Plan, will be required to execute a consent regarding data transfer. The Participant hereby authorizes the Company and the Company’s representatives to discuss and obtain all relevant information from all personnel, professional or non-professional, involved in the administration and operation of the Plan. The Participant further authorizes the Company and any Participating Company, the Plan Administrator or Record Keeper to disclose and discuss the Plan with their advisors and to record all relevant information and keep such information in their employee file. The Company’s policy is available here: https://sites.google.com/a/telusinternational.com/privacy/home/privacy-notice.

Securities Law. This offering is made in reliance on the exemption under Communique no. VII-128.4 on Foreign Capital Market Instruments that provides an exemption from approval by the Capital Markets Board of Turkey.

Tax Information. The difference between the discounted price of the Shares and the FMV is considered an employment-related benefit and would be subject to personal income tax and social security contributions, if applicable. The Participant should consult with a personal advisor to ensure compliance with applicable tax and reporting requirements in Turkey.

B-12